Exhibit 99.2

TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
Company▲	Ticker▲	Event Type▲	Date▲
— MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the TranS1 Incorporated fourth quarter 2007 results conference call. Today’s conference is being recorded.
At this time I would like to turn the conference over to Mark Klausner. Please go ahead, sir.
Mark Klausner, Westwicke Partners, Investor Relations
Thank you, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall, and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the registration statement on Form S1, the Form 10-Q, which was filed last quarter, and the Form 10-K, which will be filed this quarter.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO Rick Randall.
Rick Randall, President and CEO
Thanks Mark. Good afternoon and thank you for joining us today to discuss TranS1’s fourth quarter and full year results. On today’s call I will discuss some of the key highlights of the fourth quarter and Mike will provide you with the details on our financial results and our guidance for 2008. I’d then like to share with you some perspective on some of the key operating trends in our business, after which we will take your questions.
We are pleased with our results from the fourth quarter. Worldwide, 566 TranS1 procedures were performed in the quarter and we generated $5 million in revenue. Both of these numbers reflect significant increases from the comparable period a year ago and point to the continued adoption of our technology. We also made significant progress operationally in the fourth quarter. We added six direct reps in the U.S. during the quarter and ended the year with 29 direct sales raps. We remain on track to have 50 direct sales reps in the field in the United States by the end of the second quarter. We trained 53 physicians in the United States during the quarter and developed two new physician training programs, which I will detail later.
We continue to demonstrate an exceptional safety profile, with approximately 1% overall complication rate over the history of our procedure. We made significant progress in advancing our clinical pipeline with the submission of two-level AxiaLIF 510(k) in December and we remain on track to begin the pilot study in Europe for our next-generation motion preservation product, the PNR, early in the second quarter and anticipate a CE mark by the end of 2008. Lastly, we added Joe Slattery to our Board, where he serves as audit committee char.
I would now like to turn the call over to Mike to review our fourth quarter financial results. Mike?

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
Company▲	Ticker▲	Event Type▲	Date▲
Michael L. Luetkemeyer, Chief Financial Officer
Thank you. Good afternoon everyone. I am pleased to report that in the fourth quarter of 2007 we generated revenue of $5 million. This compares favorably to our guidance of 4.5 million to 4.7 million and represents a 117% increase over the $2.3 million of revenue generated in the fourth quarter of 2006, as well as a sequential increase of 15% over the $4.3 million of revenue generated in the third quarter of 2007. For the total year 2007 we generated revenue of $16.5 million. This represents an increase of 183% over the $5.8 million of revenue generated in 2006.
For the fourth quarter of 2007, we generated 92% of our revenue, or $4.5 million, in the United States. In the comparable period in 2006, we also generated 92%, or $2.1 million, of our revenue in the United States.
For the total year 2007, we generated 92% of our revenue, or $15.1 million, in the United States. And for all of 2006, we generated 94%, or $5.5 million, of our revenue in the United States. The primary factors driving the significant increase in revenue in the United States were an increase in procedures performed and an increase in average selling prices.
During the fourth quarter of 2007, 463 procedures were performed in the United States utilizing TranS1 products. This represents a 90% increase over the 244 procedures performed in the fourth quarter of 2006, and a sequential increase of 54 procedures, or 13%, over the 409 procedures performed in the third quarter of 2007.
For the total year 2007, 1,591 procedures were performed in the United States utilizing TranS1 products. This represents an increase of 141% over the 661 procedures performed during 2006.
Our average selling price in the United States for the fourth quarter of 2007, excluding standalone sales of our percutaneous facet screw system, was $9,300. This represents an increase of $700 over the comparable quarter of last year and is consistent with the third quarter of 2007.
For the total year 2007, our average selling price in the United States, excluding standalone sales of our percutaneous facet screw system, was $9,300. This represents an increase of $1,100 over 2006. The increase in average selling price has primarily been driven by the increasing traction of our AxiaLIF 360 product.
For the fourth quarter of 2007, 206 of the 463 AxiaLIF procedures performed in the United States, or about 44%, were AxiaLIF 360 procedures. For the fourth quarter of 2006, only 47 of our 244 procedures performed in the United States, or about 19%, were AxiaLIF 360 procedures.
For the total year 2007, 677 of the 1,591 AxiaLIF procedures performed in the United States, or about 43%, were AxiaLIF 360 procedures. For 2006, only 53 of our 661 procedures performed in the United States, or about 8%, were AxiaLIF 360 procedures.
As you may recall, we initially introduced the AxiaLIF 360 product in the United States during the third quarter of 2006. As our surgeons have adopted the AxiaLIF 360 procedure and utilized our percutaneous facet screws, we have begun to see them adopt their usage in spinal surgery cases that they perform apart from our procedure.
Historically, this standalone usage has not been a significant component of our revenue. But to provide transparency with regard to AxiaLIF procedure ASPs, we are breaking this line item out now. For the fourth quarter and total year 2007, respectively, we generated revenue of $222,000 and $359,000 from standalone sales of our percutaneous facet screw system.
Gross margin was 83.3% in the fourth quarter of 2007. This represents an increase from 72.4% in the fourth quarter of 2006. Gross margin for the total year 2007 was 81.5%. This represents an

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
Company▲	Ticker▲	Event Type▲	Date▲
increase from 72.8% for all of 2006. The increasing gross margin was primarily the result of increased efficiencies associated with our higher production and sales volumes and the increasing mix of AxiaLIF 360 procedures.
Turning to expenses, total operating expenses for the fourth quarter of 2007 were $7.3 million, an increase of $2.9 from 4.3 million for the third quarter of 2006, and 1.4 million from 5.9 million in the third quarter of 2007. Total operating expenses for the year 2007 were $23.4 million, an increase of $8.7 million from 14.7 million in 2006. Breaking that down by major function, R&D costs were $1.2 million for the fourth quarter of 2007. This compares to 1.1 million for the fourth quarter of 2006 and 1.3 million for the third quarter of 2007. R&D costs were $4.8 million for the year 2007, compared with 4.2 million for 2006. The increase in R&D costs for 2007 from 2006 was primarily the result of increases in personnel-related cost and costs related to the enhancement of our intellectual property portfolio.
Sales and marketing costs were $5.1 million in the fourth quarter of 2007. This compares to $3 million in the fourth quarter of 2006 and $3.8 million in the third quarter of 2007. Sales and marketing costs for all of 2007 were $15.7 million, an increase of $6.4 million from 9.3 million in 2006. The increases were primarily due to the continued expansion of our sales and marketing organizations and increased commissions as a result of increasing sales volumes.
General and administrative costs increased from $200,000 in the fourth quarter of 2006 and $800,000 in the third quarter of 2007 to $1 million in the fourth quarter of 2007. General and administrative costs for all of 2007 were $2.9 million, an increase of $1.7 million from 1.2 million in 2006. The increases were primarily due to the addition of personnel and increased legal and professional fees.
Other net interest income, which primarily consists of interest income, was $916,000 in the fourth quarter of 2007. This compares to $125,000 in the third quarter of 2007 and $213,000 in the fourth quarter of 2006. For all of 2007, other net interest income was $1.4 million, up from $1 million in 2006. The increase in the fourth quarter and year-over-year was the result of interest income generated from the proceeds of our October 2007 IPO.
Our GAAP net loss for the fourth quarter was $2.2 million, or $0.14 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $861,000 in the quarter and the assumed conversion of preferred stock to common and the issuance of shares from the initial public offering for the quarter, our net loss was $1.4 million, or $0.07 per share. This compares to our previously issued guidance for the fourth quarter on a GAAP basis of a loss of 0.11 to $0.13 per share and on a non-GAAP basis of a loss of 0.05 to $0.07 per share.
Our GAAP net loss for the year 2007 was $8.6 million, or $1.46 per share, and on a non-GAAP basis, adjusting for non-cash stock compensation of $2.6 million for the year and the assumed weighted average conversion of preferred stock to common stock and issuance of common shares from the initial public offering, our net loss was $5.9 million, or $0.30 per share. At the end of the year, we had $93.9 million in cash, cash equivalents and short-term investments with no debt.
Our operating cash burn for the fourth quarter, defined as cash used in operating activities and investment in fixed assets, was $1.7 million, and our operating cash burn for the year 2007 was $7.9 million.
Now with regard to guidance for 2008, we anticipate revenue for the first quarter of 2008 to be in the range of $5.1 to $5.3 million, and based on estimated average shares outstanding for the quarter of approximately 20 million, the GAAP loss per share to be in the range of 20 cents to 22 cents, and the non-GAAP loss per share to be in the range of 16 cents to 18 cents. For the total year 2008, we anticipate revenue to be in the range of $25 million to $29 million, and based on estimated average shares outstanding for the year of approximately $20 million, or 20 million

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
Company▲	Ticker▲	Event Type▲	Date▲
shares, the GAAP loss per share to be in the range of $0.74 to $0.90 per share and non-GAAP loss per share to be in the range of $0.57 to $0.73.
We’d now like to turn the call back over to Rick for some comments on our operating achievements in the fourth quarter.
RicK Randall, President and CEO
Thanks Mike. The fourth quarter was an exciting one for TranS1 where we made significant operational progress in commercializing our products as well as continuing to build the body of clinical evidence supporting our technology and advancing our development pipeline.
We continue to make good progress in growing our sales force. In the United States we added six direct sales reps in the fourth quarter and finished the year with 29 direct salespeople in the field. We’ve been pleased by the quality of salespeople that we’ve been able to recruit and remain very comfortable with our previously stated goal to have 50 direct sales reps in place by the end of the second quarter of this year.
Additionally, as we grow our sales force, we are also growing our sales management team. We recently divided our four sales regions in the U.S. into eight sales regions to support this growth. To date, we have hired three additional regional managers and anticipate hiring one more by the end of the second quarter, bringing our total to eight. We also ended the year with a total of 29 distributors and indirect sales agents globally — 19 in the United States and 10 outside the United States — selling our products. We held our annual sales kickoff meeting in Scottsdale, Arizona, in the beginning of January. This was an exciting event for the company as we had over 80 direct and indirect sales reps in attendance for a three-day program.
The content was driven by our three years of selling experience and covered topics including selling clinical results, leveraging key opinion leaders and the economic and productivity impact that adopting the TranS1 procedure can have on a surgeon’s practice. I was really pleased by the tone of the meeting, the enthusiasm of our reps and the information sharing that went on, and I believe that this meeting provides us with great momentum going into 2008. We also made significant progress in the quarter both in the number of physicians trained and the manner by which we are training physicians most effectively.
During the fourth quarter of 2007, we trained 53 surgeons in the United States, bringing the total number of U.S. surgeons trained in 2007 to 269 and the number of U.S. surgeons trained to date to 614. The active surgeon base in the United States, defined as a surgeon who has done at least one procedure in the last 12 months, increased from 213 at the end of the third quarter to 240 at year end. As of December 31, 2006, the number of U.S. surgeons trained to date was 345 and the active surgeon base in the U.S. was 122.
As we evaluated those physicians who, once trained, go on to become users of the TranS1 technology, we determined that those physicians who have had the opportunity to observe a case and be proctored by one of our leading surgeons are more likely to adopt our procedure into their practice and, importantly, more likely to adopt the procedure to treat a wide range of indications.
Our 2008 goal is to train more than 500 U.S. surgeons on the AxiaLIF procedure. To help us achieve this goal, we have recently expanded our professional education group to add capacity to focus solely on designing and executing physician training programs. We have also implemented two new surgeon training programs as we enter 2008 — a monthly visiting surgeon program and a quarterly surgeon training event. These programs materially expand our capacity for physician training. One of these new programs is the visiting surgeon program. On a monthly basis we work with six different institutions throughout the United States, affording surgeons the ability to get

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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educated on our procedure. In these sessions, surgeons have an opportunity to observe at least one case, speak with a surgeon about how they have incorporated the TranS1 approach into their practice and also go through a training session on our soft tissue model.
We selected sites throughout the county where our leading surgeons practice to make it convenient for visiting surgeons. The current surgeons and sites include Dr. William Tobler of the Mayfield Clinic, Ohio; Dr. Will Smith of the South Nevada Brain and Spine Institute; Dr. James Billys of the Florida Orthopedic Institute; Dr. Larry Khoo of UCLA Medical Center; Dr. Daniel Bradley of the Texas Back Institute; and Dr. Jonathan Hyde of Mount Sinai Hospital, Miami.
We also hosted our first quarterly surgeon training event January 31 and February 1 in Denver, Colorado. The course was conducted at the University of Colorado at Denver Health Sciences Center. The faculty consisted of Drs. Larry Khoo and Vik Patel. Doctor Khoo is an Assistant Professor of Neurosurgery and Orthopedics at UCLA Medical Center, and Dr. Patel is the Chief of Orthopedic Spine Surgery at University of Colorado Health Sciences in Denver.
We trained 20 surgeons during this meeting. They observed Dr. Patel perform a live AxiaLIF surgery, which is broadcast into the Health Sciences auditorium as well as over the Internet, with Dr. Khoo moderating the session. The course also consisted of case presentations, Q&A presentations on the most recent AxiaLIF clinical data, along with laboratory training. The course was very positively received. We conducted an online survey with the surgeons in attendance and 75% of the respondents rated the meeting as excellent. Our next quarterly surgeon event is scheduled for April 3 in Denver, where we anticipate 20 to 25 surgeons attending.
While it is still early to judge the results of these two new programs, we are encouraged by the initial feedback and response. One of the additional goals of our training programs is to help physicians understand and work with the reimbursement environment that currently exists. As many of you know, on Tuesday of this week we hosted a conference call to discuss some recent changes in our reimbursement environment. While you can listen to the entire call via webcast on our website, I would summarize the key takeaways as follows.
NASH recently recommended to the AMA CPT committee that the specific code that deals with access to the spine in our procedure should not be coded under the Category 1 code that exists for ALIF, as we have done since our product was introduced in 2005. This code is one of multiple codes that a physician bills for when they perform our procedure and represents about a third of the total physician fee. We have recommended to our surgeons going forward to bill this part of the procedure under an unlisted code and we have put procedures in place to assist them with this change. We have heard from our sales force that this is not unfamiliar to surgeons, as many successful procedures, including hypolasty, X-STOP and Medtronic cervical disc, either are or have been billed using either Category three or unlisted codes
While it is too early to say what impact, if any, this will have on the adoption of our product, we are taking all steps internally to minimize the impact and to educate our physicians on how to continue to be paid for performing our procedure. One of these steps is our recent hiring of an experienced Director of Reimbursement, who conveniently joined us last week.
Turning to our clinical achievements, I’m pleased to report that our procedure continues to demonstrate a remarkable safety profile. Our overall complication rate over the more than 3,000 procedures that have been performed globally to date remains at approximately 1%. We have also continued to see strong interest amongst our clinical partners in evaluating and publishing on our procedure and its safety and efficacy.
One paper was published recently in the Journal of Spinal Disorders and Techniques focused on the bio-mechanics of the AxiaLif 360 and which supported that the procedure is a suitable construct for spinal fixation. We are also aware of five other papers that have been submitted for publication

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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in leading peer review journals and expect that we will begin to see these papers published this year.
Turning to our pipeline, in December we submitted our 510(k) to the FDA for our two-level device. We would expect that we would receive comments from the FDA within 90 days, and we believe that is likely that we will need to submit at least one more filing to the FDA prior clearance; that’s 90 days from the submission. We continue to expect that this device will be cleared and that will — we will be able to market beginning, in the U.S., in 2008. We have also continued to advance our next-generation percutaneous nucleus replacement product, or PNR, and expect to begin a pilot study in Europe early in the second quarter and anticipate receiving a CE mark by the end of 2008. This device uses the same proprietary trans-sacral access route as our AxiaLIF products, but rather than inserting a fixed rod to promote fusion, we implant a device that restores disc height and allows a full range of motion.
Finally, in the quarter we made one addition to our Board. Joe Slattery joined us as a Board member and chair of the audit committee. Previously Joe was the CFO of Digene Corporation prior to its acquisition by Qiagen. Joe brings to us a wealth of public company reporting experience and we are excited to have him on the Board. On a personal note, I am sad to announce that our VP of Research and Development, Bob Assell, will be leaving the company to become CEO at a venture-backed startup in pain management. Bob has played an important role in the development of the product and has been a great partner for the last 6 years as we have built this company.
While we are truly disappointed that Bob is leaving, we are excited that he was offered such a unique career opportunity. Bob will remain with the company until the end of February, and we are initiating a search process to find his successor. Further, Bob has agreed to serve as a consultant to us during the transition period — or, a transition period beyond February.
I’d now like to open the call up for questions and answers.

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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— QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] We’ll go first to Mark Mullikin with Piper Jaffray.
<Q — Mark Mullikin>: Good afternoon. Mike, I just want to clarify the ASP metrics that you provided. You said $9,300 and that includes both 360s as well as standard fusion kits in the U.S. Is that correct?
<A — Michael Luetkemeyer>: That’s correct. The only thing, Mark, that that excludes are the revenues from our standalone sales of our facet screw systems.
<Q — Mark Mullikin>: Okay. I guess because if I just do the math and divide the 4.5 million in U.S. revenue by 463 procedures, I believe you said were done in the U.S., I get 9,700 and change. Is that because the brush revenue also — ?
<A — Michael Luetkemeyer>: We do, as you know Mark, have incremental brush revenue, but that’s baked into that $9,300 ASP that I mentioned.
<Q — Mark Mullikin>: Okay. I guess also I’ll follow up with you on that.
<A — Michael Luetkemeyer>: Yeah, let me circle back with you and we can work on the arithmetic.
<Q — Mark Mullikin>: Sure, and then, Rick, with this, I guess, surprise in reimbursement earlier this week, are you seeing your competition getting more aggressive as your visibility increases as a public company?
<A — Richard Randall>: Tied to the announcement this week?
<Q — Mark Mullikin>: Yeah.
<A — Richard Randall>: Well, with 48 hours of visibility since that announcement, I haven’t seen anything in 48 hours.
<Q — Mark Mullikin>: I guess, just in general, posts related to that announcement, and more generally do you see any of the competition maybe viewing you as more of a threat now than they did previously?
<A — Richard Randall>: Well, without a doubt early on when we started all of this it was so different that many folks thought it may be a niche product. And as we’ve penetrated into the market and, more importantly, into large clinical practices in the United States and those surgeons have gained more and more experience, the competition now knows that this is for real. They may not admit it, but they know it. And so with that obviously there is a lot more noise about the TranS1 product. We get more reports in the field and we see a more aggressive posture, but at the end of the day, when you send people home the next day, they do well, it’s a low cost, you make money — it’s kind of hard to beat.
<Q — Mark Mullikin>: Yeah. And it looks like, if my model is correct, maybe the mix of 360 procedures, 360 procedures, in the fourth quarter may have dropped slightly as a percentage of a mix from the third quarter. Is that correct.
<A — Michael Luetkemeyer>: It might have dropped, Mark, by a point or two. I think it was 43% in the fourth quarter and 43% for the year. It might have been a little higher than that in the third quarter, but it is in that range.
<Q — Mark Mullikin>: So, nothing to read into that really? I mean it’s just sort of ..

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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<A — Michael Luetkemeyer>: No, but I wouldn’t be surprised over time actually to see the mix of 360 either flatten or decline as our business grows and we get more procedures that are part of longer constructs, multiple levels where physicians are more comfortable using, at multiple levels, other fixation than percet pedicle screws, for instance. The mix of our 360 product may well flatten or decline as our total revenue grows.
<Q — Mark Mullikin>: Okay. And in the fourth quarter you mentioned that, I believe it was 19 indirect reps in the U.S. That also looked like it was flat to maybe down a little bit.
<A — Richard Randall>: Yeah. I don’t...
<A — Michael Luetkemeyer>: We didn’t grow our indirect agents in the U.S. in any significant way during the quarter.
<Q — Mark Mullikin>: Was than intentional?
<A — Michael Luetkemeyer>: Yes.
<Q — Mark Mullikin>: So going into next year, should we expect you to keep it at this level or have more modest increases than...
<A — Michael Luetkemeyer>: You know, I would expect that, opportunistically, as we go through 2008 and we add sales reps, if we find indirect agents or indirect distributors, if you will, in the U.S. where it makes sense to partner with a direct rep, we could opportunistically add from time to time. But we’re not on any huge program to go out and add significant numbers of distributors in the U.S.
<A — Richard Randall>: Mark, this is Rick. You may recall that how we came about adding the independents. Basically, it was that our directs, they built the business and more and more of their time was spent doing the farming, or managing the procedures, and less time selling. We then brought the independents in to take over that caseload. So I would suspect as we bring these new reps into the field and they achieve success and get into the same position, that in some cases that will be the same alternative and you’ll see us add more independents to support that caseload.
<Q — Mark Mullikin>: Okay. And with Bob leaving the company, you still remain comfortable with your plans for the PNR study in ‘08 as well as getting the 510(k) for the 2-L device through? I mean, you don’t expect any, too much disruption from him leaving the company, I guess?
<A — Richard Randall>: No, absolutely not. We — fortunately, Bob has put together over the last several years a very good, solid team. And those two particular projects have, have been managed very well by individuals. And with the 510(k) in the hopper and the two-level device having been developed and already marketed in Europe, we’re ready to go with that. So — and we have an aggressive program in continuing to expand our R&D team under new leadership, but we’re fine during this transition period.
<Q — Mark Mullikin>: Okay, and then just one more for you, Rick. What clinical publications, podium presentations, posters, etcetera, can we look forward to on AxiaLIF in 2008?
<A — Richard Randall>: Well, I can’t speak specifically about the publications in, because they are in publication; I wouldn’t want to step on the authors. I can speak about, because of a study we sponsored, there are two publications stemming from the AxiaLIF registry, which we commenced in 2005. I just reviewed, I think, an excellent publication that will focus on the two-year followup of the initial 26 patients in the registry and, with 95% fusion rates and great results, and some very interesting early reduction in pain, as we would suspect and what’s driven this procedure.

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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And also along that same line there is a 50, I think a 50 patient study that will include one-year results beyond the 26 at the same center, consecutive patients, that you will see as well. So it’s a larger group with one-year followup and actually better fusion rates than we even saw with the first 26. So, I shouldn’t say any more. I want to see those published. So those are two of several that are in the queue.
<Q — Mark Mullikin>: So you expect those in a peer review journal?
<A — Richard Randall>: Yes.
<Q — Mark Mullikin>: Okay. Very good. Thank you.
Operator: And we’ll go next to Vincent Ricci with Wachovia.
<Q — Vincent Ricci>: Hi, guys. Thanks for taking my question. So the first thing I want to ask is a little bit more about the distribution channel. What is kind of the timeline for a rep to get ramped up just to give us an idea of what goes on there? And then, when we look at them in terms of productivity, I know we have talked about how many surgeons they can bring in in a certain time period, but what kind of revenue per rep do you think a fully ramped rep can get to?
<A — Richard Randall>: Well, Vince, thanks for the question. The time to productivity is a fairly wide range that we have seen in the past and we’re, with the hires we have made in the fourth quarter, I think it’s holding fairly consistent. When we set up the territories, in some cases, a new rep inherited an existing account with an existing surgeon user with significant volume. And we’ve seen in that situation, because they are involved with so many cases and they get to see the benefits of this almost on a daily basis, that those reps tend to be a little more productive even outside of that account earlier on. So I would characterize that as a four to six or seven month cycle. We really start to see good productivity from those folks.
Now if I put a rep into a virgin territory, a new rep where they unfortunately do not have the luxury of being involved with cases, and we are trying to offset that by giving them the cases outside of their territory, that may be more of a six to nine month process. Now we’ve invested heavily in the sales training program. I think we have a sales training program that is second to none in this industry for a small company. Because this product has to be sold, we had to make that investment. It’s not an incremental sale. And I think, I’m seeing encouraging results on how that training program is dialing in and roping in those timeframes.
<A — Michael Luetkemeyer>: And Vince, with regard to your second question on how we think about revenue per rep. You need to remember that we do have this hybrid model where we, for the most part, marry a direct rep up with an indirect rep or agent or distributor. And so it’s all over the board. If it’s a territory where it’s a direct rep on their own, that’s one set of productivity measures that we would expect. If it’s a territory with a rep that has a large distributor, maybe has 10 or 15 or 20 feet on the street helping that rep manage cases and helping sell, that’s another productivity return that we would expect. And so it’s kind of all over the board. So we don’t tend to think about it in terms of revenue per direct rep.
<Q — Vincent Ricci>: No, that’s fair. And just to remind us, how many territories do you presently have geographies split up into?
<A — Michael Luetkemeyer>: Well, we have plans to have, in the U.S., 50 direct reps by the end of the second quarter, and so each one of those reps would have a territory.
<Q — Vincent Ricci>: Okay.

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TranS1, Inc.	TSON	Q4 2007 Earnings Call	Feb. 21, 2008
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<A — Michael Luetkemeyer>: And we have it split up into, now, 8 regions within the U.S. I can’t tell you how many territories are in each region. They’re different.
<Q — Vincent Ricci>: Okay. No, that’s — that’s great. On the two-level in international, can you give us an idea and kind of a feel what kind of trajectory that’s been taking?
<A — Richard Randall>: Yeah, I would like to do that. When we introduced the two-level in Europe, you may recall our structure in Europe was we were kind of in a maintenance mode. We basically brought on some distributors. There were surgeons who became interested in the procedure, wanted to do the procedure. We felt, especially due to bringing on the PNR, that we wanted to establish a presence early on in Europe. But we did not view Europe as something we were going to invest in heavily and grow aggressively. So when we introduced the AxiaLIF two-level, we brought it into that group and basically just brought it the surgeons who had expressed a real interest in using it. So I say that because we have not heavily marketed it there, and I’ll talk about that in a second.
But we do have use in Europe. It’s scattered. There is certain pockets in Europe where we have more heavy use than others — where we selected a surgeon, they liked it, the rep got comfortable with it and we kind of let that rep run. So it’s not a — in those markets we have a pretty good trajectory; it’s doing very, very well. And I’ll also mention in those markets, it’s not something we’re certainly going to promote in the United States, but the Europeans are loathe to throw a lot of metal into the spine. So a lot of the surgeons are using the two-level standalone. In the U.S., we will back every one of those up with either facet screws or pedicle screws.
So we like what we see in Europe. We like the trajectory in the markets where we’ve established. Now going forward, as you know, we put Rob Martin, our VP of International Sales, in Germany somewhere around the end of the third quarter. And Rob has made some interesting changes in Europe — re-setup the distribution as we had it, recently hired a direct European sales manager out of Kyphon, and is now working with our marketing team, who is in the U.S. preparing for the two-level launch. And we are going to actually have an official launch in Europe within the next couple of months, or three months, on the two-level. So I think once we make a real marketing push and an official launch, it will be interesting to see across Europe how the trajectory of that, of those sales are.
<Q — Vincent Ricci>: Okay, great. And then, I know it’s not kind of something that’s talked a lot about, but some docs have, during [inaudible] talked about doing the procedure outpatient. And we’re curious, how does the recent discussion over reimbursement, how does that change that paradigm because, to our understanding, there is no outpatient A-list code, so —
<A — Richard Randall>: Correct. Well, in a strange way the challenging news we received in the last couple of weeks, I think, will actually help us when it comes to the eventual movement of this procedure outpatient because, you’re correct, there is no outpatient code anywhere. So with the centers who are doing this outpatient currently, they’re on their own. The surgeons on their own or the facility with the surgeon has approached the payer and most of these — they are all experienced AxiaLIF users — have approached the payers and negotiated some kind of an outpatient facility and surgeon fee. We have only participated in that by providing documentation and information.
Going forward, obviously the recent change in our environment is going to cause TranS1 to have more discussions with the payers and to gain a coverage decision, as we talked about on Tuesday, a little bit ahead of schedule. So that will develop a very nice runway to the obvious next step, which is to move those payers to an outpatient-type of reimbursement schedule. So I would actually predict this would actually help our outpatient development as we move further along in 2008 and into 2009.

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<Q — Vincent Ricci>: Okay, great. And then just one last quick question. What are you seeing in terms of your cases per month per active surgeon over, say, the last six months?
<A — Michael Luetkemeyer>: Vince, it has actually started to creep up a bit, but that, as we’ve said before, is a tough metric to move because, as we’re more successful in bringing new surgeons into that active surgeon base and they go through the adoption process that Rick has talked about in the past, it tends to want to pull that metric down. But we have had some success, some small success in moving that metric in the right direction over the last six months.
<Q — Vincent Ricci>: Great. Thanks for taking my question guys.
<A — Michael Luetkemeyer>: You bet.
<A — Richard Randall>: Thank you.
Operator: [Operator Instructions] We’ll go next to Bob Hopkins with Lehman Brothers.
<Q — Robert Hopkins>: Thanks and good afternoon.
<A — Michael Luetkemeyer>: Hi, Bob.
<Q — Robert Hopkins>: Just a couple of quick question here. First, just want to circle back to the reimbursement discussion and the new coding that will be adapted going forward. Would the guidance that you are now providing for 2008 have been different had this controversy not arisen? In other words, would you have given guidance if it was a little bit higher?
<A — Michael Luetkemeyer>: Well, Bob, I would tell you that we would have not given guidance that, for the year, as broad as it is. The range is wider than we would normally give. It’s wider than we would like to give. And as you mentioned, we are dealing with this late-breaking news on physician reimbursement. And while we do not believe that there will be any long-term negative impact to the company at all, there could be some near-term drag on the growth as we work through the problem, or through the issue.
So Rick and I put our heads together, and we came to the conclusion that we believe it’s the prudent and conservative thing to do to broaden the range. We have been probably a bit more conservative than we would have been without this issue having come up. But we do believe that we’ve taken into account, both with our first quarter guidance and our total year guidance, sort of the potential impact or the potential drag that this issue could have on our growth, as well as some incremental costs that we might incur in working through this issue, establishing hot lines, holding physicians’ hands as we work through the billing with significant payers. So we believe we’ve capture that.
We are only, as Rick said earlier, we are only 48 hours out from the conference call, so we are operating with limited visibility and limited data. And so we hope any impact that this has will be near-term as opposed to long-term. We really believe we can work through this fairly quickly in the year. So we hope we will be able to come back to you, maybe even on the next call, and update you on progress we have made in working through the issue and maybe tighten this range a little bit.
<Q — Robert Hopkins>: Thank you for that, Mike. It just also, to the degree that there is some sort of drag on the topline as a result of this, how does that manifest? Is it just because it’s a little bit of an extra step for the physician and therefore maybe more of a hurdle to adopt the procedure in the first place? So I was just kind of curious as to how this drag might manifest, just sort of a for instance, if you would?

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<A — Richard Randall>: Yeah, Bob. This is Rick. I think the way we would see this play out is that, you are right. I mean, it’s — when a surgeon performs a surgery and then bills the unlisted code will likely cause a phone call from the insurance company, require another set of conversations or more conversations and drag that process. I think some surgeons in the pre-certifying process, I think we have already seen, will talk to their insurance company about this. If the insurance company comes back with a denial related to this then, obviously, we hope that that surgeon puts that patient in the bank for us and then we go back and we work with the surgeon to have the appropriate meeting with the payer. We’ve done this before. And we move the payer and then move them on.
So obviously that’s a case that would have taken place that month or that quarter that may be pushed back. So I think it’s two things. I think it’s kind of the plowing effect, if in fact there is denials or one insurer of several takes a different position and we need to work with them, we need to visit them with the surgeon. And just the additional paperwork involved may cause some surgeons just to decide I’d rather do something else with patients who are covered by this insurer.
<Q — Robert Hopkins>: All right. Okay, that makes sense. And then, switching topics a little bit, is there some metric that you guys can give us around same-store sales? And I missed the beginning part of the call, so I apologize if you already went over this, but say, for example, surgeons that have been with you greater than six months — is there some sort of metric that you can provide us that would allow us to see the growth that you are getting from your physician base that’s been around for more than six months or more than a year, whatever the metric is, that you might have?
<A — Michael Luetkemeyer>: Bob, I didn’t look at it quite that way, but what I did do is go back and look at what I’ll refer to as concentration. And so, for instance in 2006, if you look at, we had 122 active surgeons in the active surgeon base at the end of ‘06, and the top 50 surgeons accounted for about 84% of our cases in the U.S.; so about 553 cases out of 661 cases. Now, if you take that forward to ‘07, we had grown the active surgeon base to about 240 at the end of the year. The top 50 surgeons in ‘07 did 1,030 cases out of 1,591, so the concentration of that top 50 surgeon went from about 84% of our cases down to about 65% of our cases, at the same time that the volume done by the top 50 surgeons doubled — went from 553 to 1,030. So, while the business is growing dramatically, sort of the top surgeons are doing a lot more cases, but, in absolute terms, but a smaller percentage of the total. So the concentration is spreading out, if that sort of gets at your question a little bit.
<Q — Robert Hopkins>: Yeah, it does. And again I apologize if you talked about this previously, but is there a metric that you’re providing that gets at sort of dropout rates, in terms of what percentage of the doctors that you’re training are still active surgeons at this point? And I know obviously when you started out that’s a low number, and then I think at the time of the IPO process it was around half, around 50%. Is there an update there?
<A — Michael Luetkemeyer>: Well, it’s been fairly consistent. If you look at sort of the surgeons trained to date and you look at the current active surgeon base, that conversion rate is about 40%. So the active surgeon base at 240 out of, I forget the exact metric that Rick shared, but of the surgeons trained to date, something over 600. If you do the math, it’s about 40%. And that’s been fairly consistent for the past few quarters. So, the stick rate, the conversion rate, the dropout rate — if we train a surgeon, four in ten stay with us long-term and treat long-term.
<Q — Robert Hopkins>: Okay.
<A — Richard Randall>: Bob, the metrics measure history. And I would like to look forward, how we can change that metric. I mentioned in the, earlier that one of things we’ve learned by looking at the data is that when we get a surgeon to a preceptorship, there is more work to do that obviously, but when we do that and we do it well, we see those surgeons more readily go on to treat and treat more often. We need to do more of that. I think when we brought the soft tissue model on we fell

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into the trap that it was such an easy way to train that we did a lot of our trainings just within their hospital, and that didn’t bear as much fruit as the preceptorship.
Now the other thing we are doing is, when we make a commitment or commit to the surgeons to take them to wherever — Las Vegas, Cincinnati, wherever we take them to train — we ask them to pick a couple of patients and bring along some challenging films and some patients that they would consider. Now that helps us kind of pre-select patients that they may treat. And so it’s a process, this kind of a commitment process that, when they do that and they sit down with our rep and they look at films and they pick kind of ideal candidates, that’s a buy-in process leading toward the treatment. Now we don’t have metrics to measure that, but this is now what we are doing with our professional education program that we’ve heavily invested in. When we bring surgeons to other surgeons, they come armed typically with films and they have case discussions, and this is just kind of a psychic buy-in process to go along with the mechanics of learning how to do this procedure. So what we’ll be measuring over this time, we’ll hopefully be measuring higher retention rates as we see the implementation and execution on that program.
<Q — Robert Hopkins>: So, it’s the right way to think about it, then, that the hit rate has been stable? Has it been — has it been increasing on the margins? Has it being decreasing on the margin, or it sounds like, from what we’ve been discussing that it’s been relatively stable and unchanged —
<A — Michael Luetkemeyer>: It’s been relatively stable, Bob, for the last several quarters.
<Q — Robert Hopkins>: Okay.
<A — Michael Luetkemeyer>: It’s certainly better than it was in ‘05 and early ‘06, but it’s been stable for the last four to six quarters. What we’re saying now is that we think, with the changes we’re making and we hope with the changes that we’re making —
<Q — Robert Hopkins>: Yes.
<A — Michael Luetkemeyer>: And have made to the training program, that we can improve on that over the coming quarters.
<Q — Robert Hopkins>: And how do you define a surgeon that’s sticking with you? How is that defined?
<A — Michael Luetkemeyer>: The way we define the active surgeon base is someone who has trained and done a case and done a case at least within the last 12 months. So if they trained 18 months ago and have never done a case, they are not in there. If they trained and did a case more than 12 months ago they are not in there. They have to have done at least one case in the last 12 months.
<Q — Robert Hopkins>: Okay. Okay. Thanks very much.
<A — Michael Luetkemeyer>: Thanks Bob.
Operator: [Operator Instructions] And it appears there are no further questions at this time. I would like to turn the conference back over to our speakers for any additional or closing remarks.
Rick Randall, President and Chief Executive Officer
Yes. Thank you. And I would like to thank everyone for joining us on this call. It’s been a long time and I’m glad we had a chance to talk about some of the good things that are going on with the

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business. So, I think before I leave, I — since the IPO, the IPO took so much of my time that I’ve still been on a road show, but the road show is getting out and visiting surgeons and watching cases and getting a feel for what’s going on out there. And I’d kind of like to share with you that just a couple of things that I’ve seen that used to be, and I think Bob just talked about the training metric. It wasn’t that long ago if a guy was even willing to go near a cadaver, we were going to train him, because this was again, not an intuitive procedure. As I travel around the country now, it’s nice to see, and as we add more reps and reps get into the territory, that in some cases they are kind of waiting for the TranS1 rep because they’ve heard good things. They have associates who’ve done this. And so that means we can be selective and train the right people with the right motivation and we hope to see those metrics bear that out.
Secondly, I am also heartened by a trend that I see. I’ve always said that our boat floats with the minimally invasive tide, and the more minimally invasive surgery done, the better off we’re going to be. And in that vein, fortunately, I see some other approaches coming on board. Medtronic has a direct lateral approach that seems to be gaining some steam, and I’ve heard Synthes is coming in with another type of, kind of a lateral or [inaudible] type of approach, whatever you want to call it. And the good news there is all of those salespeople will be out selling minimally invasive surgery that doesn’t address 51 and we do.
So I like the trend. I see it’s going to take a while, but as minimally invasive surgery, not just from us but from our so-called competitors — I don’t view them as competitors — as they bring these techniques in to the market, not only will we see more of the existing patients treated and make that opportunity for us even larger, but we have seen around the country this expansion phenomenon at the expense of conservative therapy happen. So I just kind of want to leave everyone with kind of the notes from my field trip and we’ll be reporting on that as time goes on. So thanks for your time.
Operator: Thank you everyone. That does conclude today’s conference. You may now disconnect.
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